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                                                                    EXHIBIT 10.2


                        EXCLUSIVE MANUFACTURING AGREEMENT


        This EXCLUSIVE MANUFACTURING AGREEMENT is made effective as of December 6, 1999, between Natural Alternatives International, Inc., a Delaware corporation, with offices at 1185 Linda Vista Drive, San Marcos, California 92069 ("NAI") and Custom Nutrition, LLC, a Delaware limited liability company with offices at 4250 Executive Square, Suite 101, La Jolla, CA 92037 (the "Company"). NAI and the Company may hereinafter be referred to as the "Parties."

                              W I T N E S S E T H :

        WHEREAS, on March 17, 1999, NAI and FitnessAge Incorporated, Inc. ("FitnessAge") executed a letter or intent which contemplated the formation of a strategic alliance, including further definitive agreements, including this Agreement, to carry out the transactions proposed in the letter of intent;

        WHEREAS, substantially concurrently herewith, NAI and FitnessAge have executed documentation to create and operate the Company; and

        WHEREAS, NAI has agreed to develop and manufacture for the Company nutritional products as developed from time to time for promotion and resale by the Company.

        NOW, THEREFORE, in consideration of these recitals and the agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.      Definitions

        1.1 "FDCA" means the Federal Food, Drug and Cosmetic Act, as amended from time to time, together with all regulations issued by the Food and Drug Administration and other governmental agencies pursuant thereto.

        1.2 "FTCA" means the Federal Trade Commission Act, as amended from time to time, together with all regulations issued by the Federal Trade Commission and other governmental agencies pursuant thereto.

        1.3 "Plant" means NAI's production facilities wherever located.

        1.4 "Product" or "Products" means nutritional products, nutritional and dietary supplements and related materials or products of any description, including but not limited to capsules, tablets, powders, liquids, bars and other forms packaged in any and all manners and intended to be distributed by, through, or for the benefit of the Company.



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        1.5 "Specifications" means such specifications and quality control requirements for the Products and for any ingredients and packaging materials as determined by the Company from time to time.

        1.6 "Technical Information" means all customer and business information and all formulae, quality control data, test data and all other scientific and technical data and information relating to the Products which are now owned or controlled by the Parties or which may hereafter be developed by any Party in connection with the Products.

        1.7 "Product Cost." The cost of Products developed and manufactured for the Company by NAI shall be as defined in Section 6.1 hereinbelow.

2.      Product Development

        2.1 Initial Development and Formulation. The Company will develop the types of Products the Company wishes to sell and distribute directly or for its benefit, all of which shall be subject to this Agreement, and shall establish the Specifications therefore. NAI will assist the Company in the design and formulation of the Products as requested by the Company. NAI shall manufacture and package the Products, as more specifically provided for herein.

        2.2 Packaging and Labels. The Company and NAI shall collaborate and cooperate in the design and development of the Products and the marketing plans therefore, including the Specifications, packaging and labeling of the Products.

        2.3 Ownership of Formulae. It is expressly agreed by the Parties that the formulae relating to the Products that are the subject of this Agreement, whether developed by NAI or the Company, shall be and become the sole and exclusive property of the Company, and NAI agrees to deliver copies of all formulations to the Company at the time of their initial development or when the Products are modified according to new formulae developed pursuant to this Agreement.

3. Production, Purchase Orders, Rolling Forecast, Inventory, Storage, Shipping and Reports

        3.1 Production. NAI shall manufacture and package Products in quantities ordered by the Company in accordance with the Specifications, and the terms and conditions set forth in this Agreement. NAI shall manufacture all Products it sells to the Company and shall not purchase such Products from other sources for resale to the Company unless agreed to by the Company in writing and at the Company's sole discretion. NAI may develop for its own use in manufacturing the Products such specifications and quality control parameters as it may deem appropriate, provided they do not contradict the Specifications. The Parties agree NAI may supplement or otherwise modify such parameters at any time and from time to time provided they are in conformance with the Specifications or, if not within those Specifications, are subject to the Company's prior written approval which shall be granted or declined within ten (10) business days of a request therefore. The Company's failure to



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provide written approval to such modifications within the ten (10) business days shall be deemed a denial of NAI's right to deviate from the Specifications.

        3.2 Purchase Orders. The Company has provided NAI with its initial purchase order. On or before January 10, 2000, and on or before the tenth day of each March, June, September and December thereafter, the Company shall provide NAI with a purchase order covering all Company projected Product requirements for the calendar quarter commencing on the first day of the following month. Such production/purchase orders shall be firm on submission and shall be filled by NAI in conformance with NAI's reasonable and customary procedures, and in accordance with this Agreement.

        3.3 On-Line Ordering. NAI or its designee shall design, develop and establish an Internet based ordering system which will permit NAI to receive, process and fulfill orders from the Company, its distributors and customers via the world wide web. The Company shall design, develop and establish an Internet based order placing software that will interface with NAI's Internet based order processing system and allow the Company, its distributors and customers to place orders to NAI via the world wide web. The Company and NAI shall meet, confer and agree upon the structure and operation of the on-line ordering system.

        3.4 Rolling Forecast. On or before January 15, 2000, the Company shall provide NAI with its forecast of Product requirements for the twelve (12) months January through December 2000. On or before the tenth day of each March, June, September and December following the date of the first forecast, the Company shall provide NAI with production forecast updates covering the following twelve
(12) months commencing on the first day of the following month. Such forecasts provided by the Company shall be for the convenience of NAI only, and shall not be binding nor constitute purchase orders.

        3.5 Inventory. NAI shall order and maintain an inventory of raw materials and packaging materials sufficient to meet the Company's production needs as determined by the purchase orders provided by it under this Section 3 and NAI's reasonable estimation of its own production needs. NAI shall not be required to maintain such inventory in excess of a rolling ninety (90) day supply.

        3.6 Storage and Shipment. NAI shall provide suitable storage and warehousing space for all Products for the time and to the extent required for NAI to perform its obligations under this Agreement, which time shall not exceed fifteen (15) days from the originally scheduled shipping date set forth in the applicable purchase order for the Products. Products are to be stored in clean space suitable for storage of food and protection of its contents with respect to integrity and quality, in compliance with good commercial practice and all applicable laws, rules and regulations, including, without limitation, FDCA regulations. Charges, if any, for such storage and warehousing for Products will be paid by NAI and shall be considered a part of the actual cost of production and shall be charged to the Company as a part thereof pursuant to Section 6. NAI shall load Products onto such carriers as it may determine. All Products are delivered F.O.B. NAI's dock and all risk of loss of the Products shall remain with NAI until loaded onto such carriers unless the Company and NAI otherwise mutually agree. The carrier selection, shipment and payment procedures and bill of lading requirements shall be subject to the Company's



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approval which approval shall not be unreasonably withheld, and shall be in accordance with any reasonable instructions issued by the Company. Products are to be shipped via clean trucks and trailers suitable for transportation of food and protection of its contents with respect to integrity and quality, in compliance with good commercial practice and all applicable laws, rules and regulations, including, without limitation, Department of Transportation regulations. NAI is responsible for shipping all Products in accordance with this Agreement. Shipping charges shall be considered a part of the actual cost of production and shall be charged to the Company as a part thereof under
Section 6 below.

        3.7 Shipping Instructions. NAI shall prepare the Products for shipment to the Company or its designees in quantities and on dates designated by the Company. The Company shall send shipping instructions via facsimile to NAI at least three weeks before the shipment date designated by the Company. NAI shall use its best efforts to accommodate any adjustments to shipping instructions the Company wishes to make; however, adjustments to shipping instructions made less than three weeks prior to the requested shipping date may delay shipping dates, or otherwise be made only upon the mutual agreement of the Company and NAI.

        3.8 Production and Shipping Reports. NAI shall regularly provide the Company with production reports and shipment of finished goods reports, in such form as the Company reasonably requests. Reports from NAI's facilities shall be sent to the Company by facsimile in the manner set forth in Section 17.1.

        3.9 Inventory Reports. NAI shall provide the Company with regular periodic reports of NAI's inventories of finished Products and raw materials. The report shall be delivered by facsimile in the manner set forth in Section 17.1.

4.      NAI's Exclusive Status

        4.1 Exclusive Supplier. Except as provided for herein, the Company agrees to order and purchase all requirements it may have, from time to time, for all Products from NAI. The Company may enter into other agreements for the purchase or manufacture of Products during the term of this Agreement without the prior written consent of NAI if any of the following occur:

               (a) NAI does not currently directly manufacture or produce the Products that the Company requires or desires and declines to commence manufacturing or producing them within 15 days of request by the Company;

               (b) The Company can acquire the Products from other supplier(s) on substantially identical terms as provided in this Agreement and at a lower cost than that charged by NAI and NAI fails or refuses to meet such price; or

               (c) Any other failed conditions as set forth in Section 4.2 below occurs.



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        4.2 Failed Conditions. In connection with the Products referenced herein, if following diligent investigation, inquiry and conference with NAI, the Company in good faith does not believe NAI satisfies any one or more of the conditions contained herein or any Products are not being manufactured in accordance with the Specifications, or that NAI is unable to provide the Products required, the Company shall give NAI written notice of such determination. Such notice shall state in detail the condition(s) NAI does not satisfy, the reasons the Company believes NAI does not satisfy the stated condition(s), and a detailed statement of facts that would have to exist for NAI to satisfy the failed condition(s). NAI shall have fourteen (14) days following receipt of the written notice referenced in this Section to cure any inability or failure to satisfy any condition(s) listed in a notice from the Company. In the event such failure cannot be reasonably cured within fourteen (14) days, NAI may request from the Company whatever longer period is reasonably required, provided NAI commences such cure within seven (7) days of receipt of a notice from the Company and thereafter diligently pursues the cure to completion. The Company shall not unreasonably withhold its consent to such an additional cure period.

        4.3 Effect of Failed Condition. In the event NAI does not cure its inability to satisfy the conditions contained in a notice received from the Company pursuant to Section 4.2 within the time periods set forth therein, then the Company may, upon the earlier to occur of: (i) expiration of such time periods; or (ii) receipt of NAI's written notice it will not cure such conditions, enter into a manufacturing, supply or similar agreement provided the agreement is with an independent third party to purchase the Products that are the subject of the failed condition.

        4.4 Alternative Source for Products. The Company may investigate alternative suppliers of the Products in order to (i) determine whether there are Products which the Company may desire to purchase that are not directly manufactured or produced by NAI; (ii) determine whether the Products that the Company is purchasing from NAI are being offered at the lowest available price; and/or (iii) to determine the availability of an alternative source for Products should NAI be unable or unwilling to supply such Products as provided for herein. The Company reserves the right to enter into Agreements and/or purchase Products from such alternative sources on terms and conditions substantially identical to the terms and conditions of this Agreement. NAI shall assist in the investigation and may recommend possible alternative sources of Products, but the Company reserves the right to approve any such alternative sources.

5. Means of Production. NAI shall furnish and maintain, at its own cost and expense, all equipment or resources necessary to manufacture and package the Product in accordance with the Specifications and in compliance with federal, state and local laws, rules and regulations.

6.      Compensation, Payment, Materials and Title

        6.1 Compensation. As full and complete compensation for all services performed and Products sold hereunder, NAI shall be entitled to receive compensation on a per Product basis at a price set forth in the then current, approved price schedule for all Products. From time to time, upon a change in costs, modification of a Product or development of a new Product, NAI shall deliver a revised price schedule along with the underlying documentation or explanation for the price change(s), to the



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Company for the Company's approval, which approval shall not be unreasonably withheld. Prices for all Products shall not exceed the Company's fully burdened actual cost of producing the Products, including but not limited to materials, testing, capitalized equipment costs, labor, capitalized leasehold improvements, storage, shipping, general and administrative costs. It is the intent of the Parties that NAI shall charge the Company the full cost of the Products as determined by Generally Accepted Accounting Principles prior to any profit. The price paid by the Company to NAI shall include all federal, state and local taxes that may be imposed on the sale or manufacture of the Products. In no event, however, shall the price paid by the Company to NAI exceed the price for which the Company could obtain the same Products from an alternative source on substantially identical terms as this Agreement. The price to the consumer for each Product will be established by the Company at the time of establishment of the Specifications and all subsequent changes thereto shall be made only with the approval of the Company.

        6.2 Costs. NAI shall to use its best efforts to contain costs by obtaining competitive prices on raw materials and packaging materials and by continually reviewing and adjusting its operations in the manner deemed desirable by NAI to maintain the quality of the Products at the lowest reasonable cost to the Company, and otherwise to operate efficiently. The Company shall be entitled, at any reasonable time following advance notice to NAI, to audit any underlying documents relating to ingredients, packaging materials and other costs used by NAI to determine the price for Products.

        6.3 Research. The Parties agree that from time to time, the other may suggest research, development, testing, and studies concerning the Products. Prior to commencement of such research, the Parties will meet, confer and cooperate in an effort to determine how to conduct, direct, control, and fund such research. The conduct of all studies shall be approved by the Company. The cost of any such research, development, testing and studies will be borne by the Company, unless otherwise agreed. This Section 6.3 shall not apply to NAI's testing or development of Products in the ordinary course of NAI's performance of its obligations under the terms of this Agreement.

        6.4 Invoices. Invoices for Products shall be sent to the Company at the time of shipment. Payment in full shall be due within thirty (30) days after receipt by the Company of invoice. A late charge of 1.5% shall be paid by the Company for every 30-day period, or part thereof, any invoice remains unpaid after 30 days.

        6.5 Production, Inventory and Audits. The Company and its agents shall have access to NAI's production plants once each calendar quarter, or otherwise following reasonable notice, for the purpose of performing production and inventory audits pertaining to this Agreement. NAI shall be notified in advance of the names of all visiting personnel or agents and their intended dates and times of arrival.

        6.6 Title. Title to all Products shall be and remain in NAI until shipped, at which time title shall transfer to the Company, unless the Parties otherwise mutually agree.

7.      Quality Control, Testing



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        7.1 Specifications. NAI shall manufacture the Products strictly in accordance with all applicable laws, rules and regulations, and the Specifications.

        7.2 Raw Materials. NAI shall store all raw materials, packaging materials and finished Products in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials. Storage and handling shall be strictly in accordance with the provisions of all applicable laws, rules, regulations and the Specifications and any reasonable written instructions issued by the Company.

        7.3 Quality of Materials. NAI shall have each shipment of raw materials and packaging materials, analyzed for such matters as it may reasonably elect before any said materials can be used in making and packaging the Product. Such analysis will be in the nature of quality control and may be conducted in-house or by an outside laboratory of NAI's choosing. Outside lab tests are intended as an exception and expenses of the same will be considered a part of the actual cost of production and shall be charged to the Company as a part thereof. Prior to the retention of an outside lab, NAI shall notify the Company of its intention to retain such lab and the reasons therefore. If the Company objects to paying the cost of the use of an outside lab to perform the tests, NAI will proceed with the retention and use of such lab at its own risk. All unresolved disputes related to this issues shall be resolved pursuant to Section 16.3 hereto. All test results are to be documented and copies provided to the Company at its request and expense.

        7.4 Production Quality. NAI shall perform all in-process and finished Product checks necessary to assure Product quality. These tests are to be undertaken as a routine part of the manufacturing process, the cost of which will be included in the actual costs of production and shall be charged to the Company as a part thereof. All test results shall be documented and summarized by NAI.

        7.5 Product Release. A Product shall not be released for shipment unless it strictly complies with the Specifications and all applicable laws, rules and regulations. NAI shall place any noncomplying Products on hold. Products that do not strictly comply shall be put on hold and may be released only with the prior approval of the Company.

        7.6 Rejected Products. All rejected Products will be disposed of in a manner consistent with the law and as approved by all Parties to this Agreement. Approval thereof shall be provided within two (2) business days of request therefor, and shall not be unreasonably withheld. The Company shall not be charged for the cost of such rejected Products.

        7.7 Codes. Production codes for Products will be maintained in accordance with NAI's existing policies as of the date hereof. NAI shall maintain detailed records on raw and packaging materials usage, finished Product production by code date and shipping of Products, so that Products can be traced in case of a recall. Unless necessary to prevent serious injury or death, NAI cannot initiate a recall or withdrawal of the Products ordered by or shipped to the Company without the consent of the Company. If a recall or withdrawal must be initiated before consent of the Company can be obtained, in order to prevent serious injury or death, notice to the Company must be provided as soon as is reasonably feasible.



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        7.8 FDCA Standards. NAI's Premises shall be kept and maintained in conformity with all applicable FDCA requirements and all Products shall be manufactured consistently with all applicable FDCA requirements.

8.      Plant Inspections, Regulatory Action

        8.1 Plant Inspection. NAI's plant shall meet all requirements established by state, local or federal regulations including, but not limited to, Good Manufacturing Practices, Hazard Analysis Critical Control Points programs and EPA requirements, rules and regulations. The Company and its agents shall have access to NAI's plant at any reasonable time and all reasonable times while Products are in process for the purpose of conducting inspections and performing quality control audits, and shall have access to the results of any test performed by NAI or at NAI's direction.

        8.2 Regulatory Action. If the Food and Drug Administration or any other federal, state or local government agency gives notice of or makes an inspection at any party's premises, seizes any Products or requests a recall, directs any party to this Agreement to take or cease taking any action, the other Parties shall be notified immediately, but in no event later than the next business day. Duplicates of any samples of Products taken by such agency shall be sent to the other party promptly. In the event of any action described in this Section, the Parties shall cooperate in determining the response, if any, to be made to such action and each party agrees to cooperate with, assist and allow NAI to be the primary spokesperson in responding to any communication or inquiry, and/or attempting to resolve any such action, and to refrain from any activity with respect to such action which is not previously approved by NAI, unless otherwise required by law.

9. Samples. At its own cost and expense, NAI shall collect and keep retention samples in accordance with reasonable manufacturer's general practices for similar products.

10.     Warranty and Inspection

        10.1 Warranty. The Products furnished to the Company or its customers under this Agreement shall be in conformance with Specifications and free from adulteration, and NAI does hereby warrant and guarantee to the Company that at the time of delivery the Products shall: (i) comply with all applicable federal, state and local laws and regulations, including, without limitation, the FDCA and the FTCA, including any and all laws, rules and regulations regarding the labeling, warning and instructions to be placed upon or included with the Products; (ii) not be adulterated or misbranded within the meaning of the FDCA;
(iii) not be an article which, under the provisions of Section 404 and 505 of the FDCA, may not be introduced into interstate commerce; (iv) not be in violation of the provisions of the Food Additives Amendment of 1958; and (v) be in full compliance with California's Safe Drinking Water and Toxic Enforcement Act of 1986, as amended from time to time, and all regulations promulgated thereunder, and are Products which do not require any form of warning under such act.



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        10.2 Inspection of Products. The Company shall inspect all of the
Products shipped to it promptly upon receipt thereof, and in no event later than fifteen (15) days after receipt thereof. NAI warrants that the Products: (i) will, when delivered, conform to the description on the face of the purchase order relating to such Products; (ii) will be free of defects in materials and workmanship; and (iii) will meet the Specifications. NAI shall, at the Company's option, replace (F.O.B. the Company's point of destination) or issue a credit or refund to the Company for any nonconforming Products provided, however, that the Company furnishes to NAI written notice, in reasonable detail, of the nonconformity of the Products within fifteen (15) days after the receipt thereof by the Company, and the Company provides NAI with a reasonable opportunity to inspect such goods and offers to return such goods to NAI at NAI's cost.

        10.3 Limitation. The warranty set forth in Section 10.1 hereof shall not extend to the Company's customers or their customers, if any. NAI shall indemnify, defend and hold the Company and its employees, agents, representatives, directors, officers, members and shareholders harmless for, from and against all liabilities, suits, actions, proceedings, claims, demands, losses, damages, fees, taxes, costs, penalties and expenses including, but not limited to, reasonable attorneys' and accountants' fees caused by, arising out of or otherwise related to any defective Products or product liability claims brought by any person or entity with respect to any Products manufactured for the Company by NAI. NAI agrees to name the Company as an additional insured on NAI's current insurance policy and maintain product liability coverage in an amount of no less than Ten Million Dollars ($10,000,000), and NAI shall maintain an additional Ten Million Dollars ($10,000,000) in excess product liability coverage for the entire term of this Agreement.

        10.4 Standards. In connection with orders of Products hereunder, NAI will formulate, manufacture and package the Products for the Company of the same quality and with the same care as it uses for Products it produces for its valued customers. NAI will not change the packaging or shipping of Products hereunder without the Company's prior written consent except for minimum deviations that do not affect the quality of the Products or legal compliance of the labels, packaging and Product documentation.

        10.5 NO ADDITIONAL WARRANTIES. THE WARRANTIES SET FORTH HEREIN, AND ANY ADDITIONAL WARRANTY EXPRESSLY STATED TO BE A WARRANTY AND SET FORTH IN WRITING AS PART OF THESE TERMS HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        10.6 NO CONSEQUENTIAL DAMAGES. UNDER NO CIRCUMSTANCES SHALL NAI OR ANY AFFILIATE OF NAI HAVE ANY LIABILITY WHATSOEVER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, such as, but not limited to, loss of profit or revenue; loss of use of the Products; cost of capital; or claims resulting from contracts between the Company, its customers and/or suppliers. Unless expressly provided for herein, in no event shall NAI or any affiliate of NAI assume responsibility or liability for (i) penalties, penalty clauses or liquidated damages clauses of any



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description, or (ii) indemnification of the Company or others for costs, damages or expenses arising out of or related to the actions of the Company or its distributors, agents, licensees, or customers.

        10.7 Labor Laws. NAI warrants and represents that NAI will comply with all applicable labor and employment laws, including, without limitation, all laws and regulations under the federal Occupational Safety Hazards Act (OSHA), as amended.

        10.8 Cumulative Rights. The foregoing provisions are in addition to and are not intended to limit or replace any of the Company's rights or NAI's duties and obligations arising out of any other provision of this Agreement or any other applicable law.

11.     Trademark: Proprietary Information

        11.1 Proprietary Assets. During the course of its performance of this Agreement, NAI may, employing artwork, mechanical and packaging cylinders furnished by the Company or FitnessAge, and in compliance with all applicable laws, cause to be printed on the packaging materials and shipping containers of the Products those trademarks and/or trade names that the Company or FitnessAge may designate in writing from time to time. NAI will not use in any way, and will not remove, alter or change in any way, any trademark, trade name, logo or other commercial symbol of the Company or FitnessAge, without the prior permission of the Company or FitnessAge. NAI agrees to execute any and all consents or other documents that the Company or FitnessAge may deem reasonably required in relation to NAI's use, display or reproduction of any trademark, trade name, logo or other commercial symbol or designation belonging to the Company or Fitness Age.

        11.2 Limited Use. Nothing set forth in this Agreement shall be construed to grant to NAI any right to or interest in any trademark, trade name, copyright, patent or know-how owned or asserted to be owned by FitnessAge or any of its affiliates. NAI's use of such trademarks, trade names, copyrights, patents or know-how shall be limited exclusively to its performance of this Agreement and in accordance with any written consent reasonably required by the Company and/or FitnessAge. NAI will exercise due care to protect the trade name, trademarks and general goodwill of FitnessAge and refrain from any activities detrimental thereto. NAI shall immediately cease any further use or display of any intellectual property owned by the Company or FitnessAge if this Agreement is terminated (even if such termination is determined to be wrongful) or the owner of the intellectual property withdraws, resigns, or otherwise terminates its relationship with the Company or with NAI. NAI recognizes that money damages are not adequate to compensate Company or FitnessAge for any unauthorized use of the intellectual property in violation of this Section 11, and consents to the imposition of injunctive relief by any court or administrative body, including without limitation, temporary protective orders, preliminary injunctions and permanent injunctions, to prevent NAI from so using the intellectual property in a manner contrary to the provisions of this Agreement.

        12.    Indemnification, Insurance



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        12.1 Indemnification NAI. NAI shall provide all proper safeguards and shall assume all risks in its performance of this Agreement and shall indemnify and save the Company (including its employees, agents, representatives, directors, officers, members and shareholders) harmless from and against any and all loss, liability, damages, claims for damages, suits, recoveries, judgements or executions, including costs, expenses and reasonable attorneys' fees, that may be claimed asserted or recovered against the Company by any person, firm or corporation whatsoever or whomsoever, on account of any actual or alleged injury to person or property or death occurring to any person whatsoever and arising out of: (i) any obligation of NAI under this Agreement; (ii) any possession, use of, or consumption by, any person of the Products supplied by NAI to the Company under this Agreement; (iii) any actual or alleged injury to person or property or death occurring to any of NAI's employees, agents or any individual on NAI's premises; or (iv) any damages or loss caused by NAI's breach of any warranties or representations made herein or any provision of this Agreement. In no event shall NAI be required to indemnify the Company or any other person (other than NAI) for any liability arising solely as a result of any statement or claim made by such person with respect to Products.

        12.2 Indemnification Company. The Company shall provide all proper safeguards and shall assume all risks in its performance of this Agreement and shall indemnify, defend and hold harmless NAI, its subsidiaries, affiliated and/or controlled companies and all sublicensees, as well as their respective officers, directors, agents and employees, harmless from and against any and all damage, loss, expense (including reasonable attorneys' fees and costs), award, settlement or other obligation arising out of any claims, demands, actions, suits or prosecutions that may be made or instituted against them or any of them, arising out of: (i) any alleged breach of the Company's warranties as set forth herein; (ii) any injury or death caused by the Company's breach of any provision of this Agreement; and (iii) any misrepresentations or warranties beyond those provided for herein made by the Company related to the marketing, distribution, promotion, sale or use of Products.

        12.3 Insurance. NAI shall carry with companies reasonably satisfactory to the Company: (i) Workers' Compensation and Employee's Liability Insurance;
(ii) Standard Form Fire and Extended Coverage Insurance for the full replacement value of any of the Product or any premiums or packaging materials; and (iii) Comprehensive General Liability Insurance including Contractual Liability and Products Liability Coverage (with Broad Form Vendor's Endorsement naming the Company and its authorized distributors, licensees and agents as additional insureds) with a combined single limit of not less than Ten Million Dollars ($10,000,000). NAI shall submit policies and/or certificates of insurance evidencing the above coverage (which shall include an agreement by the insurer not to cancel or materially alter its coverage except upon thirty (30) days prior written notice to the Company) to the Company within five (5) days after execution of this Agreement. Products Liability Insurance shall continue in effect for the Company's benefit for a period of one (1) year from the date of the last delivery of Products to the Company. In case of NAI's failure to carry said policies and/or furnish certificates of insurance or upon cancellation of any required insurance, the Company may, at its option, immediately terminate this Agreement unless (in the case of cancellation) NAI has obtained substitute insurance coverage before such insurance becomes canceled and provides the Company with satisfactory evidence thereof or the Company, at its option, obtains equivalent insurance at a reasonable rate, the premiums for which will be charged to NAI.



                                                                        11 of 19

        13. Relationship of the Parties. NAI shall be deemed an independent contractor with respect to the terms and provisions of this Agreement and it shall not in any respect act as an agent, employee, partner or joint venturer of the Company or of FitnessAge, except as specifically set forth in the Operating Agreement of the Company. All persons employed in connection with the manufacture and/or supply of the Products shall be employees or agents of NAI and under no circumstances shall NAI or any of its employees or agents be deemed to be employees or agents of the Company or of FitnessAge.

14.     Term of Agreement

        14.1 Term. This Agreement shall remain in effect for a period of ten
(10) years unless earlier terminated in accordance with this Section. Upon expiration of the initial term, the term of this Agreement will automatically be extended for successive one (1) year periods unless terminated by either party by written notice delivered at least ninety (90) days prior to the expiration of any such period in accordance with Section 17.1.

        14.2 Termination for Non-compliance. Either party may terminate this Agreement prior to the end of its term only after notice to the other and only if the other materially fails to comply with any covenant in this Agreement and such failure continues for more than thirty (30) days after written notice thereof from the other party, unless such failure cannot be cured within thirty
(30) days then only if the defaulting party fails to commence such cure within thirty (30) days and diligently thereafter prosecute such cure to completion. This paragraph 14.2 shall not affect the rights and obligations of the Parties as set forth in Paragraph 4.2 above.

        14.3 Termination on Other Specific Events. Either party may terminate this Agreement immediately only if:

               14.3.1 The other party dissolves, suspends or discontinues its business operations, makes any assignment for the benefit of its creditors, commences voluntary proceedings for liquidation in bankruptcy, admits in writing its inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of the other party or of all or any material part of its property, or if there is an execution which applies to a material portion of its assets.

               14.3.2 The other party shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts.

               14.3.3 (A) There shall be commenced against the other party any case, proceeding or other action of a nature referred to in clause 14.3.2 above which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged, unstayed or unbonded for period of ninety (90) days; or (B) there shall be commenced against the other party any case,



                                                                        12 of 19
proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (C) the other party shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause (A) or (B) above.

               14.3.4 A party to this Agreement assigns its rights to an unrelated third person who is at the time of transfer involved as an adverse party in material and adverse litigation against the other party to this Agreement or its Affiliate.

               14.3.5 A party to this Agreement is in substantial breach of the terms and conditions of this Agreement, including the expiration of any cure period provided for herein.

        14.4 Duties on Termination. Upon termination of this Agreement, copies of all records related to the Company shall be kept by NAI for a minimum of three (3) years following production. In addition, NAI shall complete all work in process in a timely fashion and deliver the same to the Company as provided herein against payment as provided herein. The Parties shall cooperate and utilize their best efforts to prepare such final reconciliations of Products and amounts to be provided as between them in connection with such termination. Upon termination of this Agreement, NAI shall immediately return to the Company and FitnessAge all of such party's artwork and other materials containing such party's trademarks, trade names, logos, brands, slogans, trade dress or other intellectual property, and thereafter cease any further use thereof. The obligations of the Parties with respect to Intellectual Property (Section 11), Indemnity and Insurance (Section 12) and Confidentiality (Section 15) shall survive the termination of this Agreement and remain fully enforceable.

15.     Confidentiality

        15.1 Duty to Protect Confidential Information. Any confidential information disclosed or conveyed by any party to another in connection with its business by written communication and marked as confidential, or by oral communication and confirmed in writing to be confidential within thirty (30) working days of oral disclosure, shall be treated by the receiving party as a trade secret of the disclosing party and as confidential proprietary information. The information disclosed shall be held in trust by the receiving party for the benefit of the disclosing party. The receiving party shall treat such information as confidential proprietary and/or trade secret information, and shall take such steps to assure its continued confidentiality in like manner as it would use to protect its own trade secrets or confidential information and will not, except as required by law, disclose any such confidential information received from the other party to any person unless such disclosure is approved in writing by the disclosing party.

        15.2 Means of Protecting Confidential Information. NAI and the Company agree to take reasonable steps to ensure the proprietary and confidential nature of one another's confidential information and of the Plants, Products, Specifications and Technical Information in which confidential



                                                                        13 of 19
information is embodied or included and to protect the same form loss or theft and agree to clearly mark such confidential information and properly indicate its proprietary nature.

        15.3 Terms of Agreement. The Parties agree that the terms contained in this Agreement are proprietary and confidential, as is the existence of this Agreement. Other than as required by law, including NAI's compliance with the 1934 U.S. Securities and Exchange Act, each party agrees to maintain the existence of this Agreement and the terms and information contained herein strictly confidential and will not disclose any such information to any person who is not a party hereto without the prior written consent of all Parties, which consent may be granted or withheld in the absolute discretion of each party.

        15.4 Plant, Products, Specifications and Technical Information. The Parties agree that the Plant, Products, Specifications and Technical Information pursuant to Sections 1.3, 1.4, 1.5 and 1.6 are proprietary and confidential and are furnished only for the purpose of designing, researching, formulating, developing, manufacturing and packaging the Nutritional Products for the Company. Other than as required by law, including NAI's compliance with the 1934 U.S. Securities and Exchange Act, any other use of the information by the Company is understood and agreed by the Parties to constitute a material breach of this Agreement that cannot be cured.

        15.5 Audits. The Parties agree the information arising, created, compiled or developed in connection with inspections and audits permitted pursuant to Sections 6.2, 6.5, 7.3 and 8.1 are proprietary and confidential, and the information revealed therein is furnished only for the purpose of confirming compliance with the terms of this Agreement. Any other use of the information revealed by such inspections or audits is understood and agreed by the Parties to constitute a material breach of this Agreement that cannot be cured.

        15.6 Extended Term of Confidentiality. It is recognized by all Parties that due to their respective positions of confidence giving rise to access to confidential, proprietary information during the term of this Agreement, that the provisions of this Section 15 apply during the term of this Agreement and for a period of three (3) years thereafter.

        15.7 Provisions Divisible. It is agreed by all Parties that the foregoing covenants are appropriate and reasonable in light of the nature and extent of the business conducted by the Parties and their respective relationships. It is further agreed that the covenants set forth herein are divisible in the event they are held to be invalid, unreasonable, arbitrary or against public policy. Further, it is agreed by the Parties that if any court of competent jurisdiction makes such a determination, the court may determine what time period and geographical area are reasonably necessary to protect the Parties' legitimate business interests and which are enforceable. Nothing contained in this Agreement shall be construed or interpreted to prevent the Parties hereto from using such confidential information in any dispute between themselves, so long as reasonable care is taken to implement a protective order to prevent such confidential information from being disclosed to unnecessary third Parties.



                                                                        14 of 19

        15.8 Irreparable Injury. Each party acknowledges that damages at law will be an insufficient remedy for violation of the terms of this Article and that the other Parties would suffer irreparable injury as a result of such violation. Accordingly, it is agreed the Parties may obtain injunctive relief to enforce the provisions of this Article of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to it or them.

16.     Applicable Law

        16.1 Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to its rules on conflicts of law.

        16.2 Venue. Subject to the obligation to arbitrate disputes set forth herein any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties only in the courts of the State of California, County of San Diego, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the Parties consents to such venue and to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        16.3 Arbitration. Any dispute, controversy or claim arising from, out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, except allegations of violations of Federal or State securities laws, will upon the request of any party involved be submitted to the Judicial Arbitration and Mediation Service or any other private arbitration service utilizing former judges as mediators and approved by the Parties. The dispute once submitted shall be resolved by arbitration in the County of San Diego, California (or at any other place or under any other form of arbitration mutually acceptable to Parties involved). The arbitrator shall follow and apply the California Evidence Code in the conduct of the arbitration, and the Parties shall be entitled to discovery in accordance with the provisions of the California Code of Civil Procedure. Any award rendered shall be final, binding and conclusive upon the Parties and shall be non-appealable, and a judgment thereon may be entered in the highest State or Federal court of the forum, having jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys' fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a party's attorneys. Neither this Section 16.3 nor this arbitration provision shall preclude any party to this Agreement from seeking and obtaining enforcement of this arbitration provision from a court of competent jurisdiction or from seeking and obtaining equitable relief, including injunctive relief, to enforce the terms and conditions of the sections of this Agreement which relate to Intellectual Property (Section 11), Indemnity (Section 12) and Confidentiality (Section 15).

        16.4 Attorneys Fees. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing



                                                                        15 of 19
party shall be entitled to recover reasonable attorneys fees incurred in connection with such arbitration or legal proceeding. The term "prevailing party" shall mean the party which is entitled to recover its costs in the proceeding under applicable law, or the party designated as such by the court or the arbitrator.

17.     Notice; Designation

        17.1 Notices. Unless otherwise indicated herein, all notices, requests, demands or other communication sot the respective Parties hereto shall be deemed to have been given or made when deposited in the mails, registered or certified mail, return receipt requested, postage prepaid, or by means of overnight delivery service when delivered to such service addressed to the respective party at the following address:

               If to NAI:

               Natural Alternatives International, Inc.
               1185 Linda Vista Drive
               San Marcos, California 92069
               Attention: Mark LeDoux, Chief Executive Officer
               Telephone: (760) 744-7340
               Facsimile: (760) 591-9637

               with a copy to:

               Natural Alternatives International, Inc.
               1185 Linda Vista Drive
               San Marcos, California 92069
               Attention:  David Lough, Executive Vice President
               Telephone: (760) 744-7340
               Facsimile: (760) 591-9637

               and with an additional copy to:

               Fisher Thurber LLP
               4225 Executive Square, Suite 1600
               La Jolla, California 92037
               Attention: David A. Fisher
               Telephone: (858) 535-9400
               Facsimile: (858) 535-1616



                                                                        16 of 19

               If to Company:

               FitnessAge Nutrition, LLC
               4250 Executive Square, Suite 101
               La Jolla, CA 92037
               Attention: Michael L. Jeub
               Telephone: (858) 625-4222
               Facsimile: (858) 625-4200

               with a copy to:

               Barnhorst, Schreiner & Goonan
               550 West "C" Street, Suite 1350
               San Diego, CA 92101
               Telephone: (619) 544-0900
               Facsimile: (619) 544-0703
               Attention: Brian W. DeWitt, Esq.

        17.2 Designated Contact. If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address or the name of any party or contact person may be changed by sending notice in the manner set forth above.

18. Successors, Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. NAI and the Company may assign their rights and obligations under this Agreement to their Affiliate. Any such assignment will not release or discharge them from any liability or obligation hereunder. The rights and obligations of the Company and NAI may only be assigned after first obtaining the other party's written consent, which consent may not be unreasonably withheld. As used herein, Affiliate shall refer to any person or entity that is under direct or indirect control of the applicable party. The term "control" includes without limitation, ownership of interest representing a majority of the total voting power in an entity or the ability to manage or direct such entity.

19.     Modification, Severability

        19.1 Modification. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by the party against whom enforcement of the change, alteration or amendment is sought.

        19.2 Severability. If any provisions of the Agreement is held ineffective for any reason, the other provisions shall remain effective.

20. Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts



                                                                        17 of 19
and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

21. Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

22. Entire Agreement. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and, together with the Operating Agreement of the Company and its Exhibits, constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

23. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

24. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

25. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision which is not essential to effect the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, then such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

26. Saving Clause. If and to the extent any provision of this Agreement is, or is found by an arbitrator or court of competent jurisdiction to be, prohibited under, contrary to or ineffective under any existing or future law, this Agreement shall be considered amended to the smallest degree necessary to make this Agreement conform to such law and effective thereunder.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.



                                                                        18 of 19

28. Conflicts. Each party represents and warrants to the other that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument previously entered into by any party by which any party is bound.

29. Force Majeure. No party shall be liable to any other for its failure to timely perform any such obligations such as a result of fire, flood, epidemic, earthquake, explosion, accident, labor dispute or strike, an act of God or public enemy, riot or civil disturbance, war (whether declared or undeclared) or armed conflict, inability to obtain personnel or facilities, failure of common carrier, any municipal ordinance, any state or federal law, governmental order or regulation, or order of any court of competent jurisdiction, or any other similar event or occurrence not within the control of the defaulting party, as the case may be.

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Manufacturing Agreement as of the day and year first above written.

        NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation


        By:      /s/ Mark LeDoux
           ------------------------------------
           Mark LeDoux, Chief Executive Officer


        CUSTOM NUTRITION, LLC, a Delaware limited liability company By its
        Members:

        FitnessAge Incorporated
        a Nevada corporation


        By:      /s/ Michael L. Jeub
           ------------------------------------
           Michael L. Jeub, President


        NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation


        By:      /s/ Mark LeDoux
           ------------------------------------
           Mark LeDoux, Chief Executive Officer



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